UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 3, 2004

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about February 13, 2004.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 4, 5, 6, 7, 8, and 9 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH FEBRUARY 3, 2004

1.             You’ve probably answered this question before, but I would appreciate a refresher.  In looking at the relationship of net to gross revenue by geographic region for 2002 the range is a high of 65% in Australia to a low of 15% in the Far East.  What causes these large differences and why is the Far East so much lower than any other area?

We believe that we have answered this before, but rather than locate our prior answer and then direct you to look there, we will take another stab at this issue.

The example you selected for your question, a comparison of yields in the South Pacific with the Far East, requires an understanding of the relationship between product mix and net revenue yields.

Our South Pacific region is predominately an in-bound market.  This means that the majority of our customers in this region are importers.   On the other hand, the Far East is extensively export-oriented. Transportation costs are taken into account in the geography of the origin country while only the breakbulk fee and sales commission are considered revenues at destination.  Activities like the fees and commissions recorded at destination approach a 100% margin as there are few costs considered in arriving at net revenue for this side of the transaction.

In a region with more import activity, like the South Pacific, we can expect the higher gross margin percentage which is otherwise known as a “yield.”  In export-intensive regions, like the Far East here at Expeditors, the gross margin percentage can be expected to be much lower as a result of all of those transportation costs that must be taken into account in calculating the yield.

As we noted above, the component of profit on a shipment recorded at the destination office (the fees and commissions) is included as a component of the cost at the origin.  In presenting our business segment information, we include the benefits of profits earned in each region because that more closely reflects the nature of the business.  This is also how we look at the world from an internal management perspective.   When we report these figures in our statement of earnings, we eliminate these offsetting components of inter-company profit and costs in the final financial consolidation so as to not “gross up” the gross revenue and costs of consolidation numbers.

2.             On a year-over-year basis, could you provide some sense of monthly air and ocean freight volume development (by major trade lane) for November, December and thus far in January? Are any significant differences anticipated for the Chinese New Year holiday compared to those of the past two years?

November 2003 was significantly behind the same month in 2002, when considering airfreight profitability and volume.  This was as we expected internally given the labor issues and subsequent market disruptions experienced in 2002.  November 2002 was really a high volume, desperation catch-up month.

December 2003 was actually far ahead of December 2002 and January 2003 looks equally strong.    For the first time in a long time, we did experience a continued strong freight demand through the end of December.  Chinese New Year came very early this year and that undoubtedly had some impact on a stronger December 2003, for us at least.

3.             Many of your competitors have adopted an integrated logistics strategy stressing the importance of competency as both a freight forwarder and a contract logistics provider. How much of your current revenue base can be attributed to solutions that involve both a forwarding and warehouse/fleet management component?

Yes, we are aware that many of our competitors are promoting the notion that bundling air freight services and contract logistics services somehow creates something bigger than the sum of the parts.  Many of our competitors have also repeatedly shot themselves and we have resisted the urge to join them in this self-destructive behavior.

Does it surprise you that we don’t necessarily view the unfettered twinning of airfreight and contract logistic services as sound strategy?   While there are some synergies that might apply, too often, airfreight yields are used to mask very labor intensive, low yielding contract logistics business – an offering that more often than not requires large, long-term capital investments to service what is essentially a shorter-term revenue stream.

If something isn’t done to align or bridge the gap between the short-term contract logistics revenue and the long-term capital investment obligation (lease or purchase), when the contract is over, moves on, or is parceled out to other competitors, the contract logistics supplier can be left a capital cost that keeps on going.  As anyone who has to worry about underutilized assets will tell you, when you have fixed rent or mortgage obligations, any amount of money coming in is better than nothing.  Hence the propensity to resort to desperation pricing in an attempt to acquire replacement business, even at lower rates, just to cover costs.

An approach that emphasizes covering costs is a much different mind-set than earning profits and great caution needs to be taken in how these contract logistics arrangements are structured and maintained.   They may look good in the short term, but it can become predictably unprofitable or under-profitable very quickly as normal competitive shifts in the business occur.

In the long run, this is not good for anyone, not even the customer, but let’s face the fact that your competition is often a desperate landlord with an all too empty warehouse.  The fact that this landlord has a say in establishing the market price makes it much harder to earn the sort of return that must be made on logistics services, particularly those involving large capital investments, that allow an organization to provide services that really add value to the customer’s organization.

We don’t worry about, and couldn’t tell you much about, the percentage of our revenue that involves a warehousing or fleet management component—most of it in fact requires some kind of warehouse work.  That isn’t really the germane issue.   We are in business to meet customer needs—profitably.  It does us no good to meet those needs but lose money in the process.  To us, the real issue here is being able to offer our services within a transparent pricing format so that when our customers need airfreight and contract logistics services, we can provide those service in a manner that allows us to know whether or not we are profitable.  By doing this, we can be confident that we will provide the critical services needed by our customers and won’t be forced to “bundle” our efforts in return for bundling our services.

4.             Within which customer segments are you seeing the most dramatic year-on-year expansion of shipment volumes? Which trade lanes/modes of transport are most affected as a result?

In terms of customer segments, retail and high tech customers seem to be strong.  This strength runs across both air and ocean and it is not confined to any particular trade lane.

5.             How does Expeditors service US domestic legs of international import/export shipments? If third parties are employed, can you comment on how pricing has developed in recent months (year-on-year basis)?

We use third party asset-based providers, just as we use third party asset-based carriers for international air and ocean transportation.  Pricing the last part of the year has been higher on a unitary basis, but as we are working on concentrating our buying power, we believe that we have offset some of these market trends with better purchasing.

6.             Asian passenger airline capacity appears to have bottomed on a year over year basis during the second quarter of 2003, but dramatically increased year over year throughout the second half of the year.  Did increased Asian passenger flights and corresponding belly space prove a positive for the pricing of airfreight capacity in the Asia to U.S. trade lane during the fourth quarter of 2003 and into January 2004?  Can you please comment on the direction of airfreight pricing in the Asia to U.S. trade lane in January 2004?

We’re not convinced that there is a direct relationship between any return to rationality in the Asia to U.S. airfreight trade lanes and an increase in belly space on Asian passenger flights.

Historically, yields tend to expand the further one moves through the last quarter of the year.  This year, 2003, does not appear to be any exception.  What part increases in passenger flights played is really not quantifiable absent a lot of assumptions and mathematical gyrations.  Even if we tried to calculate this, we are not sure the result would justify the waste of the paper used in the exercise.  As for January 2004, Chinese New Year came very early this year (like everything else in the 8-K, a belated Gong Xi Fa Cai and/or Kung Hee Fat Choy!) and that had volume and pricing ramifications that are yet to be totally absorbed.  Suffice it to say we were busy through Chinese New Year.

7.             Have any of your airfreight capacity providers in the Asia to U.S. trade lane discussed reducing scheduled flights as renewed cases of SARS have recently surfaced?  If so, are there currently enough pure cargo flights and capacity in the market place to offset the potential for reduced passenger airline flights?

No.

8.             What are the planned dates for your earnings releases in 2004?

February 10, 2004 before the market opens.  At the rate we are going, this may just be a few hours before this 8-K actually makes it into print.

9.             Would you comment on the Wall Street Journal article dated 1/15/04 entitled “Thinking Inside the Box: Shipping Containers Get Smart”

We’re not sure what sort of comment you want.  No doubt, you know that with our answer to question number 6 in the 8-K published on January 5, 2004, we addressed a similar question.  We will try not to repeat any of that here.

By and large, the new technology in the article you reference seems to be GPS tracking capability on the container.  While it is interesting, in most cases, it will no doubt add more cost than actual value.   Of course, if we had thousands of GPS gizmos in boxes that we wanted to sell, we would no doubt be trying to get an article in the Journal ourselves.

Over time, if this is going to be a trend that catches on because it has more value than we perceive, it will be easy enough for us, or our asset-based partners, to adopt it on a large scale basis.

If a GPS comes with the car you want to buy, it is an interesting option.  However, each of us could add this GPS technology to our existing vehicles, but how many of us will spend the $300-400 it will take to get this done?  At this point, not even every rental car has them as standard equipment and if there is ever a sure need for GPS it is when you are in a rental car in a new city.    Assuming that Moore’s law applies, over time the GPS will probably become standard equipment.  For right now, it is difficult to justify the investment as a necessity; it is just “neat” to have.  There is really no difference with ocean containers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

February 3, 2004	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

February 3, 2004	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer